Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-232270) and Form S-8 (No. 333-233420 and No. 333-213226) of DXP Enterprises, Inc. (the “Company”), of our report dated March 18, 2021, except for the effects of the correction of errors previously disclosed in the Company’s restated December, 31, 2020 financial statements, as to which the date is October 21, 2021, relating to the consolidated statements of operations and comprehensive income (loss), equity and cash flows for the year ended December 31, 2020, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Houston, Texas
April 17, 2023